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                                                                   EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Experts" and "Summary Historical and Pro Forma Financial Information" in the Registration Statement (Form S-4) and related Prospectus of American Cellular Corporation for the registration of its $285,000,000 10 1/2% Senior Notes due 2008 and to the inclusion therein of our report dated January 22, 1998 (except for the third paragraph of Note 13 as to which the date is March 10, 1998) with respect to the consolidated financial statements and schedules of PriCellular Corporation.

                                              ERNST & YOUNG LLP

New York, New York
July 31, 1998